Exhibit 10.2

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is made as of this 1st day of October, 2018, by and between ______________________ ("Assignor") and _____________________ ("Assignee").

WHEREAS, the Assignor is the holder of a Promissory Note in the principal amount of $550,000 and interest of approximately $41,249 owning as of September 30, 2018 from Ondas Networks Inc., a Delaware corporation, f/k/a Full Spectrum Inc. (the "Company" and the Notett), and

WHEREAS, Assignor and Assignee have agreed to execute and deliver this Assignment in order to assign to Assignee all of Assignor's rights and obligations to and under the Note; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

SECTION 1. Assignment. Pursuant to the terms and conditions of the Note, Assignor hereby assigns to Assignee all of Assignor's rights, title and interest in, to and under the Note. Assignor disclaims any further interest in the Note.

SECTION 2. Assumption. Assignee hereby accepts the foregoing assignment and transfer and promises to observe and perform all services and obligations required under the Note.

SECTION 3. Further Assurances. Assignor agrees from time to time, upon the request of Assignee, to execute, acknowledge and deliver all such further instruments or perform all such further acts as may be reasonably necessary or desirable in connection with the assignment of the Note as provided herein. Assignee agrees from time to time, upon the require of Assignor, to execute, acknowledge and deliver all such further instruments or perform all such further acts as may be reasonably necessary or desirable, in connection with the assumption by Assignee of the liabilities, duties and obligations of Assignor under the Note as provided herein.

SECTION 4. Release. The Assignor does hereby itself, as its representatives, attorneys, successors and assigns, release, acquit and forever discharge the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present, future and its and their agents, directors , officers, employees, shareholders, insurers and reinsurers (a the trustees, administrators, fiduciaries, agents, insurers and reinsurers of such plans) past, present and future, and their heirs, executors, administrators predecessors, successors, and assigns from any and all actions, obligations, costs, expenses, attorneys' fees, damages, losses, claims, liabilities, suits, debts including, but not limited to the right to prepayment under the Note, demands and benefits of whatever character in law, or in equity, known ow unknown, suspected or unsuspected, mature or unmatured, or any kind or nature, whatsoever, now existing or arising in the future based on any act or omission, event, occurrence, or non-occurrence, from the beginning of time to the date of execution of this Assignment.

SECTION 5. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

SECTION 6. Counterparts. This Assignment may be signed in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

SECTION 7. Benefit. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Assignor	Assignee

The undersigned consents to this Agreement:

Ondas Networks, Inc.

Stewart Kantor
CEO